Solar Thin Films
25 Highland Boulevard
Dix Hills, New York 11746

April 7, 2009

Mr. Peter Lewis
505 Grove Street
Haddonfield, New Jersey 08033

Dear Peter:

The purpose of this letter is amend and modify the terms of your current employment with Solar Thin Films, Inc. (“Solar Thin”) and its subsidiaries (collectively, with Solar Thin, the “Company”).  As you know, your current employment agreement with Solar Thin (the “Lewis Employment Agreement”) expires on June 1, 2010.  This letter agreement will serve to amend the terms and conditions of the Lewis Employment Agreement, as follows:

1.           Resignation.   You hereby agree to resign as President and Chief Executive Officer of Solar Thin and the Company effective as of March 31, 2009.   In addition, you hereby agree to resign as a member of the board of directors of Solar Thin and the Company effective as of March 31, 2009.

2.           New Duties.   Effective as of April 1, 2009, you will be appointed as Group Vice President and General Manager of the Thin Film Equipment Group of the Company.  The Thin Film Equipment Group shall consist of the manufacture and sale of amorphous silicon thin film solar module manufacturing equipment and equipment lines (the “PV Equipment”).  In such connection, during the remaining Term (as defined) of your employment, you will devote your full business and professional time and attention to your duties on behalf of the Company.  You and your associates will be primarily responsible for generating orders and sales of PV Equipment.  In addition, you will provide general oversight of the manufacturing operations of the Kraft Elektronika Zrt and Buda Solar subsidiaries of Solar Thin, and together with Istvan Krafcsik and Attila Horvath, be responsible for generating profits for the Thin Film Equipment Group.  The board of directors of Solar Thin may, from time to time, request your attendance at board of directors meetings to give reports on the Thin Film Equipment Group and to answer questions of the board, and you agree to attend such board meetings as an invited guest.

3.           Term and Salary.   The term of the Lewis Employment Agreement (the “Term”) will expire on June 1, 2010.  For the period commencing April 1, 2009 and ending September 30, 2009, your annual salary shall be fixed at the rate of $225,000, payable in monthly installments of $18,750 each.  For the period commencing October 1, 2009, you monthly salary shall be reduced to the rate of $180,000 per annum, payable in monthly installments of $15,000 each.  At the expiration of such term of the Lewis Employment Agreement, we will discuss a mutually acceptable renewal or modification of such agreement; it being understood, however, that neither you nor the Company will have any obligation to renew, modify or otherwise extend the term of the Lewis Employment Agreement beyond June 1, 2010.

4.           Payment of Accrued Salary.   On the earlier of June 30, 2009 or completion of an equity financing for Solar Thin in excess of $3.0 million, the Company will pay to you in one payment all accrued and unpaid salary that is owed under the Lewis Employment Agreement for all periods through and including the date of payment of such accrued and unpaid salary.  Failure to pay such amount will constitute a breach and will be considered Good Cause for Resignation subject to provisions of the current employment agreement.

5.           Commissions.   In addition to and not in lieu of your annual salary, you and your associates shall be entitled to receive a sales commission on all PV Equipment that is sold or on which Firm Orders (as defined) are received by the Company during the term of your employment as Group Vice President and General Manager of the Thin Film Equipment Group of the Company.  As used herein, a “Firm Order” shall be defined as both (i) the execution of a definitive agreement to purchase and sell PV Equipment and (ii) the payment of an initial deposit or down payment by the customer. The commission payable to you shall be equal to:

(a)           a percentage to be determined by mutual agreement on or before April 30, 2009, of the “net sales price” (defined as gross selling price, less returns, discounts and allowances) of such PV Equipment, as and when paid in cash by the customer to the Company (the “Agreed Percentage”), less

(b)           the amount of all other finders fees, commissions and other payments made or payable by the Company to any other person, firm or corporation who participates in or assists you in the sale of such PV Equipment (including, without limitation, Louis Steminak).

In no event shall the Company be obligated to pay, in connection with the proposed sale of any PV Equipment, commissions or finders fee in excess of the Agreed Percentage of the net sales price, unless otherwise approved in advance by the board of directors of Solar Thin, after full disclosure to the board of all amounts payable to you as well as all other persons who participated in or assisted you in connection with the proposed sale of PV Equipment.

Alternatively, the Bonus Agreement, signed as part of the Buda Merger documents will replace the Commission arrangement defined above once it becomes effective.

6.           Shares and Options.

(a)           All 3,000,000 shares of common stock of Solar Thin Power, Inc. owned by you shall immediately and irrevocably vest and shall not be subject to any risk of forfeiture by you.

(b)           We each acknowledge and agree with respect to the stock options entitling you to purchase up to 3,600,000 shares of Solar Thin common stock (the “Option Shares”), as follows:

(i)           stock options for 3,000,000 Options Shares shall be deemed to have fully vested as of March 31, 2009.  The remaining 600,000 Option Shares that have not vested shall be forfeited as of March 31, 2009;

(ii)           the exercise price of all stock options (whether or not Option Shares shall have vested) are hereby reduced from $0.533 per share to $0.18 per share, representing 100% of the closing price of Solar Thin common stock as at March 27, 2009; the effective date of this amendment to the Lewis Employment Agreement; and

(iii)           as set forth in the Lewis Employment Agreement, all stock options for vested Option Shares may be exercised by you on a “cashless exercise” basis.

(c)           You further agree to waive any further rights to receive the 187,617 shares of Solar Thin common stock previously granted to you annually under the Lewis Employment Agreement.

7.           Miscellaneous.

(a)           Except as otherwise amended pursuant to this letter agreement, all of the other terms and conditions of the Lewis Employment Agreement shall remain in full force and effect and are incorporated by this reference herein, including, without limitation, your right to participate in all health benefits and related programs made available to executives of the Company.

If the foregoing accurately reflects the substance of our mutual agreement and understanding, please so indicate by executing and returning a copy of this letter agreement in the space provided below.

Very truly yours,

SOLAR THIN FILMS, INC.

By:	/s/ Robert M. Rubin
Robert M. Rubin,
Chief Financial Officer

ACCEPTED AND AGREED TO,
This 7th day of April 2009:

/s/ Peter Lewis
PETER LEWIS